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                                                                    EXHIBIT 23.1


              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

TO THE SHAREHOLDER OF
GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.

            We consent to the use in this Registration Statement relating to $100,000,000 Senior Subordinated Notes due 2009 of General Chemical Industrial Products Inc. on Form S-4 of our report dated February 11, 1999 (April 30, 1999 as to Note 1), appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings 'Selected Financial Data' and 'Experts' in such Prospectus.

            Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of General Chemical Industrial Products Inc., listed in Item 21(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
June 22, 1999